EXHIBIT 5.2

CONSENT OF MICHAEL F. O’BRIEN, P.GEO., M.SC., PR SCI NAT.

FAUSIMM, FSAIMM OF RED PENNANT GEOSCIENCE CORP.

I consent to the use of my name contained in the technical reports entitled, “Resource Estimate Update for the Proposed Acquisition of the La Preciosa Property, Durango, Mexico” with an effective date of October 27, 2021 and issue date of December 10, 2021, and Mineral Resource Estimate Update for the Avino Property, Durango, Mexico, effective February 16, 2023, by Red Pennant Geoscience Corp. in the Corporation’s Registration Statement on Form F-10.

RED PENNANT GEOSCIENCE CORP.

Dated: March 6, 2023	By:	/s/ Michael F. O'Brien
Michael F. O’Brien, P. Geo., M.Sc. Pr.Sci.Nat.,
FAusIMM, FSAIMM